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                                                                   Exhibit 5.5

                     [ECKERT SEAMANS CHERIN & MELLOTT, LLC]
                                  [LETTERHEAD]




February 8, 2000


Citadel Communication Corporation
City Center West
Suite 400
7201 West Lake Mead Boulevard
Las Vegas, NV 89128


Ladies and Gentlemen:

Reference is made to our opinion dated December 10, 1999 and included as Exhibit
5.1 to the Registration Statement on Form S-3 (the "Registration Statement") filed on December 13, 1999 (Registration No. 333-92593) by Citadel Communications Corporation, a Nevada corporation, ( the "Company"), Citadel Broadcasting Company, a Nevada corporation, CCC Capital Trust I, a Delaware business trust, CCC Capital Trust II, a Delaware business trust, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with the prospectus supplement (the "Prospectus Supplement") filed today by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 4,750,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), and if the underwriters' over-allotment option is exercised, up to 500,000 shares of Common Stock by certain selling shareholders, all of which shares of Common Stock are covered by the Registration Statement. We understand that the Common Stock is to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Common Stock. We have examined originals or copies certified or otherwise identified to our satisfaction of such records of the Company, agreements and other instruments, certificates of public officials and of officers of the Company and any such other documents as we have deemed necessary for the basis for the opinions hereinafter expressed. As to matters involving the application of laws of the state of Nevada, we have relied upon the opinion to the Company and us dated February 8, 2000 of Lionel Sawyer & Collins.

On the basis of the foregoing, we are of the opinion that:
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1.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2. The Common Stock, when issued and delivered by the Company or when delivered by the selling stockholders, each as contemplated by the Registration Statement and the Prospectus Supplement, will be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption "Validity of Securities" in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

ECKERT SEAMANS CHERIN & MELLOTT, LLC